EXHIBIT 99.1

Heat Biologics Provides Clinical and Business Update

DURHAM, NC / ACCESSWIRE / January 10, 2019 / Heat Biologics, Inc. (NASDAQ: HTBX), a biopharmaceutical company developing therapies designed to activate a patient's immune system against cancer, today provided a business update regarding the company's progress and plans for 2019.

Key highlights:

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Phase 2 trial expanded to evaluate the benefit of HS-110 in combination with a different anti-PD-1 checkpoint inhibitor to treat patients earlier in the course of their metastatic disease

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Selected to deliver podium presentation of interim Phase 2 lung cancer data at ASCO-SITC Clinical Immuno-Oncology Symposium on February 28, 2019

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Remains on track to complete enrollment of Phase 2 lung cancer trial in Q2, 2019

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Strong balance sheet entering 2019

Jeff Wolf, Heat's CEO, commented, "We have postponed reporting our most recent interim data to enable us to present this data at a leading oncology conference. We are honored that our lead investigator, Daniel Morgensztern, MD, Associate Professor of Medicine and Director of Thoracic Oncology, Washington University School of Medicine, has been selected to deliver an oral presentation of this data at the 2019 ASCO-SITC Clinical Immuno-Oncology Symposium on February 28."

Mr. Wolf continued, "We continue to make rapid progress on our Phase 2 trial and remain on track to complete enrollment in this trial in Q2, 2019. The resources provided by our recent funding have enabled us to explore a variety of options to expand the current trial to evaluate the benefit of HS-110 in combination with a different anti-PD-1 checkpoint inhibitor to treat patients earlier in the course of their metastatic disease. The details of this expansion will be announced shortly."

"Our balance sheet is strong as we head into the new year. We recently completed a capital raise of $13.8 million in addition to our cash balance of $21.0 million at the end of the third quarter of 2018. We also expect to receive an additional $6.9 million in CPRIT grant funds later this year. The strength of our balance sheet provides us much greater flexibility to expand our lead Phase 2 trial, accelerate our internal programs and explore complementary opportunities within the lung cancer market and beyond."

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient's immune system against cancer using of CD8+ "Killer" T-cells. Our TCell Activation Platform (TCAP) produces therapies designed to turn "cold" tumors "hot" and be administered in combination with checkpoint therapies and other immunomodulators to increase their effectiveness. HS-110 is our first biologic product candidate in a series of proprietary immunotherapies designed to stimulate a patient's own T-cells to attack cancer. Our ComPACT technology is the first potential, dual-acting immunotherapy designed to deliver T-cell activation and co-stimulation in a single product. We are currently enrolling patients in our Phase 2 clinical trial for advanced non-small cell lung cancer, in combination with Bristol-Myers Squibb's nivolumab (Opdivo®). Pelican Therapeutics, a subsidiary of Heat, is focused on the development of co-stimulatory monoclonal antibody and fusion protein-based therapies designed to activate the immune system. We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding Heat's ongoing clinical programs, the continued rapid progress on the Phase 2 trial and remaining on track to complete enrollment in the second quarter of 2019 and expected receipt of $6.9 million in CPRIT grant funds later this year. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the completion of the process to receive the expected $6.9 million in CPRIT grant funds, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate Pelican, and the other factors described in Heat's filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

investorrelations@heatbio.com